OYO Geospace News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE ANNOUNCES PUBLIC OFFERING
OF COMMON STOCK BY SELLING STOCKHOLDER

Houston, Texas - February 13, 2012 - OYO Geospace (NASDAQ: OYOG) announced today the commencement of a public offering, subject to market conditions, of 1,122,565 shares of its common stock owned by OYO Corporation U.S.A., the selling stockholder, pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The underwriters are expected to be granted a 30-day option to purchase up to 168,385 additional shares of common stock from the selling stockholder. OYO Geospace will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC will act as joint book-running managers for the offering.

The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, by sending a request to: Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attn: Prospectus Department, 200 West Street, New York, NY, 10282, Phone: 1-866-471-2526, Fax: 212-902-9316, E-mail: prospectus-ny@ny.email.gs.com, or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, Phone: 1-800-221-1037, E-mail: prospectus@credit-suisse.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sales of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in business of OYO Geospace discussed in its filings with the Securities and Exchange Commission.